Exhibit 99.1

Citizens Financial Corp. has revised its earnings for the first quarter of 2006 from $600,000, as originally reported on April 12, 2006, to $570,000. This revision reflects a correction to the company’s income tax accrual. Earnings for the first quarter of 2005 of $375,000 remain unaffected. As reported on April 12, 2006, the improvement in earnings is the result of higher levels of both interest income and noninterest income and improved control of noninterest expense.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.